Exhibit 99.B(g)(5)

EXHIBIT G5

LETTER AGREEMENT

SSgA Core Edge Equity Fund

Custodian Contract

August 30, 2007

Marianne Skellett, Vice President

State Street Bank and Trust Company

200 Newport Avenue

Josiah Quincy building JQ5S

North Quincy, MA  02171

Ladies and Gentlemen:

Pursuant to Paragraph 12 of the Custodian Contract between the SSgA Funds and State Street Bank and Trust Company, dated as of April 11, 1988, the SSgA Funds advise you that that it is creating a new series to be named SSgA Core Edge Equity Fund (the “Fund”), and that the SSgA Funds desire State Street Bank and Trust Company serve as Custodian with respect to the Fund pursuant to the terms and conditions of the Custodian Contract.  Custodian fees to be assessed for transactions on behalf of the Fund shall be as set forth in the Custodian Contract.

Please acknowledge your acceptance of acting as Custodian to the Fund by executing two copies of this letter agreement in the space provided below and return one to Carla Anderson, Russell Investments—Legal Services, 909 A Street, Tacoma, WA 98402. Please retain one original for your records.

Sincerely,

SSgA FUNDS

By:
Mark E. Swanson
Treasurer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

State Street Bank and Trust Company

By:
Marianne Skellett, Vice President